Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Office Properties Income Trust for the registration of debt securities, preferred shares of beneficial interest, depositary shares representing preferred shares, common shares of beneficial interest and warrants and to the incorporation by reference therein of our report dated February 28, 2019 with respect to the consolidated financial statements of Select Income REIT for the nine months ended September 30, 2018 included in Office Properties Income Trust’s Annual Report (Form 10-K) dated February 28, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 1, 2019